Exhibit 10.6

THE ALLSTATE CORPORATION

LONG-TERM EXECUTIVE INCENTIVE COMPENSATION PLAN

As Amended and Restated Effective November 13, 2007

1.             Purposes.

                                                The purposes of the Plan are to:

a.

attract and retain talented employees and to maximize the deductibility of compensation paid under the Plan to any Participant who is a Covered Employee as defined in Section 162(m) of the Internal Revenue Code (the “Code”);

b.

provide Participants with added incentives to promote various long-term performance goals, while taking into account the varying objectives and conditions of the different businesses engaged in by The Allstate Corporation and its Subsidiaries;

c.	link compensation to performance by rewarding three-year corporate performance;

d.	compensate participants at competitive levels when competitive performance is achieved, and at superior levels when performance exceeds competitors’; and

e.	encourage teamwork among top executives.

2.             Definitions.

                                                The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

                                                a.  “Award” means the cash amount payable to a Participant for a Performance Cycle pursuant to the terms of the Plan.

                                                b.  “Board” means the Board of Directors of The Allstate Corporation.

                                                c.  “Business Unit” means any operating unit of The Allstate Corporation or any of its Subsidiaries, including but not limited to, the property and casualty business, the life business, the investments business, or the international business.

                                                d.  “Committee” means two or more members of the Board who are “outside directors” within the meaning of Section 162(m) of the Code and the regulations thereunder.

                e.  “Company” means The Allstate Corporation.

                                                f.  “Covered Employee” means a Participant who is a “Covered Employee” as defined in Section 162(m)(3) of the Code.

g.  “Fiscal Year” means the calendar year.

                                                h.  “Participant” means an elected officer of the Company or of any Subsidiary, selected by the Committee to participate in the Plan for a Performance Cycle or for any shorter period within a Performance Cycle in which the Participant is an elected officer of the Company selected by the Committee to participate in the Plan.

        i.  “Performance Cycle” means a period of three consecutive fiscal years.

        j.  “Plan” means the Long-Term Executive Incentive Compensation Plan.

                                                k.  “Subsidiary” means any corporation of which the Company owns directly or indirectly a majority of the outstanding shares of voting stock.

3.             Administration of the Plan.

                                                a.  The Plan shall be administered by the Committee.  Members of the Committee shall be appointed by the Board.

                                                b.  The Committee shall have the authority to make all determinations it deems necessary or advisable for the administration of the Plan, including the selection of Participants, and, subject to the limitations set forth herein, the determination of the timing and  amount of Awards made to each Participant, and the establishment of objective and measurable performance standards (“performance goals”) for earning Awards.

                                                c.  The Committee shall have the authority to exercise discretion in determining the amounts of the Awards otherwise payable under the terms of the Plan; provided, however, that the Committee shall have no authority to increase the amount of Awards otherwise payable to any Covered Employee under the terms of the Plan.

4.                                       Awards.

                                                a.  Awards under the Plan shall consist of cash bonuses based upon the degree of attainment of objective and measurable performance goals of the Company and/or its Subsidiaries and/or Business Units thereof, where applicable, over a Performance Cycle or such shorter period within a Performance Cycle during which the Participant is an employee of the Company or of any Subsidiary.

                                                b.  The Committee shall establish written performance goals within 90 days after the beginning of a Performance Cycle (or, if the Covered Employee is not an employee at the beginning of a Performance Cycle, within the first 25% of the period within the Performance Cycle in which the Covered Employee is an employee), and while the outcome of the performance goals is substantially uncertain.  Such performance goals shall be expressed in terms of objective and measurable financial and/or operating criteria, and may involve comparisons with respect to historical results of the Company and its Subsidiaries and operating groups or Business Units thereof, as well as comparisons with respect to peer group performance.  Performance goals shall be expressed using one or more of the following measures of performance:  net income, operating income, return on equity, earnings per share, return on assets, values of assets, revenues, market share, prices of Company stock, or strategic business criteria consisting of one or more Company, Subsidiary or Business Unit objectives based on meeting specified revenue goals, market penetration goals, business expansion goals, cost targets, customer retention goals, customer satisfaction goals, or goals relating to acquisitions or divestitures.  The calculation is specifically defined at the time the goal is set.  Each performance goal must state, in terms of an objective formula or standard, the Award payable to each Participant if the performance goal is attained.

c.  No award opportunity for any Participant for any Performance Cycle shall exceed $6,000,000.

5.                                       Payment of Awards.

a.             Awards under the Plan shall be paid to Participants as soon as practicable after the completion of the Performance Cycle, after the completion of the audits for each year in the Performance Cycle and after the Committee certifies that the performance goals and any other material terms were in fact satisfied, but notwithstanding any other provision in this Plan to the contrary, in no event before January 1 or after March 15 of the year following the completion of the Performance Cycle.

b.             Awards will be paid in cash, less required withholding, or for those eligible, may be deferred at the Participant’s election, subject to the terms and conditions of any deferred compensation plan in which the Participant is eligible to participate.

                                                c.   Unless the Committee has taken action under subsection 3.c. hereof prior to payment of an Award, each Participant selected by the Committee who remains actively employed by the Company or a Subsidiary thereof at the end of a Performance Cycle shall be entitled to receive a payment of an Award earned pursuant to the terms of the Plan with respect to such Performance Cycle.

                                                d.  If a Participant’s employment is terminated prior to completion of a Performance Cycle for any reason other than as described in subsection 5.e. below, the Participant will forfeit any Award otherwise payable for such Performance Cycle.

                                                e.  If a Participant dies, retires or is disabled during a Performance Cycle, and the

Committee has not taken action under Section 3.c. hereof, the Participant’s Award shall be prorated based on the number of half months the Participant was eligible to participate during the Performance Cycle as an elected officer of the Company or any of its Subsidiaries.  If a Participant dies before receipt of an Award, the Award will be paid to the Participant’s estate.

f.  Prorated Awards will be paid at the same time as regular Awards.

6.             Miscellaneous.

                                                a.  All amounts payable hereunder shall be payable only to the Participant or his or her beneficiaries.  The rights and interests of a Participant under the Plan may not be assigned, encumbered, or transferred, voluntarily or involuntarily, other than by will or the laws of descent and distribution.

                                                b.  No individual shall have any claim or right to be a Participant in the Plan at any time, and any individual’s participation in the Plan may be terminated at any time with or without notice, cause or regard to past practices.

                                                c.  Neither the Plan nor any action hereunder shall confer on any person any right to remain in the employ of the Company or any of its Subsidiaries or shall affect an employee’s compensation not arising under the Plan.  Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company or any Subsidiary to dismiss or discharge any employee at any time.

                                                d.  The Company and its Subsidiaries shall have the right to deduct from any Award, prior to payment, the amount of any taxes required to be withheld by any federal, state or local government with respect to such payments.

                                                e.  The Committee may rely upon any information supplied to it by any officer of the Company or any Subsidiary or by any independent accountant for the Company and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.

                                                f.  All expenses and costs in connection with the administration of the Plan shall be borne by the Company.

                                                g.  The Plan and any agreements entered into thereunder shall be governed by and construed in accordance with the laws of the state of Illinois.

7.             Amendment or Termination of the Plan.

                                                The Board may suspend, terminate, modify or amend the Plan; provided, however, that any such action which changes employees eligible to participate, the criteria set forth in subsection 4.b., or the maximum amount of an Award set forth in subsection 4.c., shall be disclosed to and approved by the Company’s stockholders.  Stockholder approval must be given by a majority of the votes cast by the holders of Company shares represented in person or by proxy at the annual meeting next following the date of any such change.

8.             Effective Date.

                                                The Plan was adopted by the Board on March 8, 1994, and was approved by the Company’s stockholders on May 19, 1994.  The Plan, as amended and restated, was adopted by the Board of Directors on March 9, 1999, and was submitted to the Company’s stockholders for approval on May 18, 1999.  The Plan was amended and restated by the Board on March 9, 2004, and the material terms of the performance goals of the Plan, as amended, were submitted to the Company’s stockholders for approval on May 18, 2004.  The Plan was further amended and restated by the Board on November 13, 2007 to comply with Internal Revenue Code §409A.